Exhibit 10.20

[Letterhead of World Fuel Services]

February 3, 2012

Re:  Notice of changes to your Restricted Stock Unit Agreements to address certain tax laws

Dear Ira,

You currently hold restricted stock units (“RSUs”) with respect to shares of World Fuel Service Corporation’s (the “Company”) common stock, par value U.S. $0.01 per share (“Shares”), that were granted to you under the Company’s 2006 Omnibus Plan, as it may be amended from time to time (the “Plan”), pursuant to RSU award agreements between you and the Company, dated March 15, 2010, as may be amended from time to time (the “RSU Agreement”).  In accordance with its authority pursuant to Section 21(a) of the RSU Agreement(s), the Compensation Committee of the Board of Directors of the Company has amended the RSU Agreement(s) to address certain requirements of Section 409A of the Internal Revenue Code of 1986. Accordingly, effective at 11:59 p.m. on December 31, 2011, your RSU Agreement(s) are deemed to incorporate the provisions of this notice.

Notwithstanding anything to the contrary set forth in any RSU Agreement or any other agreement that relates to your RSUs:

1.                                      Vesting and Forfeiture of Shares.  Section 3(b)(i) of your RSU Agreement(s) is hereby deleted in its entirety and replaced with the following:

“(i)  (A)  Except as otherwise determined by the Committee as set forth in Section 3(b)(i)(B) hereof, the RSUs shall become fully vested and nonforfeitable in the event that a Change of Control occurs while the Participant is employed by the Company or any Subsidiary.  The vested RSUs shall be converted, as of the effective date of the Change of Control, into a fully-vested fixed cash amount equal to the product of (x) fair market value (as determined by the Committee in its discretion) of the per Share consideration received by holders of Shares in the transaction constituting the Change of Control and (y) the number of Shares subject to the RSUs (the “CIC Cash-Out Amount”).  The CIC Cash-Out Amount shall be credited with interest at the 10-year U.S. Treasury Securities rate or, if greater as of the effective date of the Change of Control, the prime rate as published in the Wall Street Journal, during the period commencing upon consummation of the Change of Control and ending on the date that the CIC Cash-Out Amount is paid to the Participant in accordance with Section 5(b) hereof.  For the avoidance of doubt, the Participant will not forfeit any portion of the CIC Cash-Out Amount upon termination of employment for any reason, whether pursuant to Section 3(b)(ii), 3(b)(iii) or otherwise.  In the event that RSUs have been converted into the CIC Cash-Out Amount, the provisions of Sections 5(c) and 5(d) relating to settlement of RSUs shall apply to settlement of the CIC Cash-Out Amount.

(B)  Notwithstanding Section 3(b)(i)(A) hereof, if in the event of a Change of Control the Committee determines that the successor company shall assume or substitute the RSUs as of the date of the Change of Control, then the vesting of the RSUs that are assumed or substituted shall not be so accelerated as a result of such Change of Control.  For this purpose, the RSUs shall be considered assumed or substituted only if (1) the RSUs that are assumed or substituted vest at the times that such RSUs would vest pursuant to this Agreement and (2) immediately following the Change of Control, the RSUs confer the right to receive for each unvested RSU held immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received by holders of Shares in the transaction constituting a Change of Control for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may provide that the consideration to be received upon the vesting of any RSU will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value (on a per share basis) to the per share consideration received by holders of Shares in the transaction constituting a Change of Control.  The determinations of (1) whether the RSUs shall be assumed or substituted in accordance with this Section 3(b)(i)(B) or shall convert into the CIC Cash-Out Amount in accordance with Section 3(b)(i)(A) hereof and (2) in the event that this Section 3(b)(i)(B) is applicable, such substantial equality of value of consideration shall be made by the Committee in its sole discretion and such determinations shall be conclusive and binding.  The award resulting from the assumption or substitution of the RSUs by the successor company shall continue to vest after the Change of Control transaction in accordance with the Vesting Schedule, and shall be referred to hereafter as the “Acquirer RSUs”.  From and after a Change of Control pursuant to which RSUs are treated in accordance with this Section 3(b)(i)(B), (x) all references in this Agreement to RSUs shall be deemed to refer to Acquirer RSUs, and (y) all references to “Shares corresponding to” or “Shares underlying” any RSUs shall be deemed to refer to the consideration corresponding to or underlying Acquirer RSUs.”

2.                                      Settlement of Awards.  Sections 5(a) and (b) of your RSU Agreement(s) are hereby deleted in their entirety and replaced with the following:

(a)  Delivery of Stock.  The Company shall deliver the Shares corresponding to the vested RSUs to the Participant within 30 days following the applicable Vesting Date; provided that, in the event that a pro-rata portion of the RSUs shall vest in connection with a termination of the Participant’s employment (i) due to death or a Section 409A Disability, the Company shall deliver the Shares with respect to such pro rata portion within 30 days following the Termination Date, or (ii) by the Company and its Subsidiaries without Cause or due to a Disability that does not constitute a Section 409A Disability (but that, in each case, constitutes a Separation from Service), the Company shall deliver the Shares attributable to such pro rata portion (to the extent such RSUs become vested) within 30 days following the last day of the Restricted Period.

(b)  Delivery of CIC Cash Amount.  The Company shall deliver to the Participant the CIC Cash-Out Amount (plus interest credited thereon) within 30 days following the Vesting Date applicable to the RSUs to which the CIC Cash-Out Amount relates, provided that in the event of the Participant’s termination of employment prior to the applicable Vesting Date (i) due to death or a Section 409A Disability, the Company shall deliver the CIC Cash-Out Amount within 30 days following the Termination Date, or (ii) due to a Separation from Service for any reason that is not covered by the preceding clause (i), the Company shall deliver the CIC Cash-Out Amount within 30 days following the last day of the Restricted Period.

3.                                      Dividend Equivalents.  In addition to the entirety of Section 6 of your RSU Agreement(s), the following sentence is hereby added to the end of Section 6(b)(i):

“In the event that RSUs are converted into the CIC Cash-Out Amount pursuant to Section 3(b)(i)(A) hereof, the Cash Account that relates to such RSUs shall be added to the CIC Cash Amount and shall be paid to the Participant in accordance with Section 5(b) hereof.”

4.                                      Compliance with Section 409A.  Section 21(b)(i) of your RSU Agreement(s) is hereby replaced in its entirety with the following:

“(i)  Payments or delivery of Shares or cash in respect of the Participant’s Cash Account or, if applicable, the CIC Cash-Out Amount, under this Agreement may not be made earlier than (u) the Participant’s Separation from Service, (v) the date the Participant incurs a Section 409A Disability, (w) the Participant’s death or (x) a “specified time (or pursuant to a fixed schedule)” specified in this Agreement at the date of the deferral of such compensation;”

5.                                      Usage and Interpretation.  For the avoidance of doubt, (a) with respect to Sections 6(b)(i), 7, 9, 21 and 22 of your RSU Agreement(s), references to the “Cash Account” shall be interpreted to include the CIC Cash-Out Amount, and (b) the reference to “Section 6(b)” in Section 9(c) of your RSU Agreement(s) shall be deemed to refer to “Section 5 (and, if applicable, Section 6)”.

6.                                      Definitions.  All capitalized terms used in this notice but not otherwise defined herein will have the same meaning as defined in the Plan or in the relevant RSU Agreement.  In addition, this notice and your RSU Agreement(s) shall be deemed to incorporate the following terms as defined in this Section 6:

(a)  “Section 409A” means Section 409A of Code and the Treasury Regulations thereunder;

(c)  “Section 409A Disability” means a “disability” within the meaning of Section 409A; and

(d)  “Separation from Service” means a termination of employment with the Company and its Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A.

7.                                     Full Force and Effect.  Except as specifically set forth herein, this notice shall not, by implication or otherwise, alter, amend or modify in any way any terms of any RSU Agreement, all of which shall continue in full force and effect.

8.                                      Governing Law/Jurisdiction.  The validity and effect of this notice shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.   Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to the RSU Agreement(s) or any amendments thereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

9.                                      Entire Agreement.  This notice, together with the Plan and the RSU Agreement(s), contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect hereto.

February 3, 2012

WORLD FUEL SERVICES CORPORATION

By
s/ Michael Kasbar
Name: Michael Kasbar
Title: President & CEO